Exhibit 10.15

LETTER OF INTENT

July 28, 2010

THIS LETTER OF INTENT (this “Letter of Intent”) outlines the principal commercial terms proposed for the lease of certain premises in Beijing Kechuang 6th Street (the “Premises”). Other than the obligations described in the paragraphs herein titled “Leased” and “Validity”, this Letter of Intent does not constitute the legally binding agreement of any party to consummate the transactions proposed herein. The final and binding agreement of the parties hereto shall be contained only in a lease agreement (the “Lease”) to be subsequently concluded by the parties in respect of the subject matter hereof.

Parties	Beijing Libeier Biology Engineering Research Institute Co., Ltd. (as the “Lessee”) and Ji’en Xingye Technology (Beijing) Co., Ltd. (as the “Lessor”)

Premises	The Premises are currently under construction and is expected to be completed in November, 2010. The rentable area of the Premises is subject to final measurement, but is estimated to be 10000 square meters.

Lease	Upon the completion of the Premises, the parties hereto shall negotiate in good faith to conclude the Lease within one (1) month according to the terms contained herein.

Use	The Premises shall be used for the Lessee’s manufacturing of orthopedic implants and related instruments and office use.

Term	3 years

Lease Commencement Date	The lease of the Premises shall commence from the date on which Lessor shall hand over the Premises to Lessee. It is estimated that the handover would happen around November 7th, 2010.

Rent	RMB4,500,000.00 per year (rental and management fees only)

Validity

This Letter of Intent shall enter into effect upon the last date signed by any of the parties hereto.

If the parties hereto shall not have entered into the Lease within one (1) month upon the completion of the Premises this Letter of Intent shall terminate and be of no further force or effect.

Governing Law	This Letter of Intent shall be governed by the laws of the People’s Republic of China without giving effect to principles of conflicts of laws thereunder.

IN WITNESS WHEREOF the parties hereto have executed, or have caused their duly authorized representatives to execute, this Letter of Intent as of the dates set forth below.

Beijing Libeier Biology Engineering Research Institute Co., Ltd.           Ji’en Xingye Technology (Beijing) Co., Ltd